CounterPath Announces Voting Results for Special Meeting

Greater than 99% of CounterPath shareholders who voted at the meeting vote in favor of the acquisition of CounterPath by Alianza, Inc.

VANCOUVER, BC, Canada - February 23, 2021 - CounterPath Corporation ("CounterPath" or the "Company") (NASDAQ: CPAH) (TSX: PATH), a global provider of award-winning Unified Communications and Collaboration (UCC) solutions for enterprises and service providers, announced that at its special meeting, held February 22, 2021 (the "Meeting"), the shareholders of CounterPath have approved the agreement and plan of merger, dated as of December 6, 2020, among CounterPath, Alianza, Inc., and CounterPath Merger Sub, Inc., and the transactions contemplated thereby (the "Merger Transaction") referred to in its definitive proxy statement dated January 20, 2021.

A total of 4,550,171 common shares representing 70.48% of the outstanding common shares were present in person or by proxy at the Meeting.

At the Meeting, the stockholders voted on the approval of the Merger Transaction with the following votes:

For	Against	Withheld/Abstain	Non-Votes
4,525,852	23,724	595	Nil

In addition, the votes were re-tabulated under applicable Canadian securities laws while excluding those holders of CounterPath common stock whose votes are required to be excluded pursuant to Part 8 of Multilateral Instrument 61-101, with the following votes:

For	Against	Withheld/Abstain	Non-Votes
4,245,908	23,724	595	Nil

At the Meeting, the stockholders also voted on the approval of a proposal to adjourn the Meeting if necessary or appropriate in the view of the CounterPath board of directors to solicit additional proxies if there are not sufficient votes at this Meeting to approve the Merger Transaction with the following votes:

For	Against	Withheld/Abstain	Non-Votes
4,520,527	28,903	741	Nil

The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (www.sedar.com) filed on February 23, 2021 and the Form 8-K as filed on EDGAR (www.sec.gov/edgar), filed on February 23, 2021.

About CounterPath

CounterPath Corporation (NASDAQ: CPAH) (TSX: PATH) is revolutionizing how people communicate in today's modern mobile workforce. Its award-winning Bria solutions for desktop and mobile devices enable organizations to leverage their existing PBX and hosted voice call servers to extend seamless and secure unified communications and collaboration services to users regardless of their location and network. CounterPath technology meets the unique requirements of several industries, including the contact center, retail, warehouse, hospitality, and healthcare verticals. Learn more at counterpath.com and follow us on Twitter @counterpath.

Contact

David Karp

Chief Executive Officer

dkarp@counterpath.com